                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.   20549


                                   FORM 8-K

                                CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  November 18, 1996


                           REUNION INDUSTRIES, INC.
                           ------------------------
            (Exact name of registrant as specified in its charter)

                                   Delaware
                                   --------
                (State or other jurisdiction of incorporation)

            1-7726                                  06-1439715
            ------                                  ----------
     (Commission File Number)            (IRS Employer Identification No.)


   62 Southfield Avenue, One Stamford Landing, Stamford, CT   06902
   ------------------------------------------------------------------------
     (Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code     (203) 324-8858
                                                       --------------

                                Not Applicable
                                --------------
         (Former name or former address, if changed since last report)

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

     On November 18, 1996 (the "QMP Closing Date"), Oneida Rostone Corp. ("ORC"), a New York corporation and a wholly-owned subsidiary of Reunion Industries, Inc. ("Reunion" or "Registrant"), acquired (the "QMP Acquisition") substantially all of the assets and the business and assumed certain liabilities of Quality Molded Products, Inc. ("QMP") pursuant to an Asset Purchase Agreement (the "QMP Agreement") dated as of November 18, 1996. The purchase price paid by ORC under the QMP Agreement was approximately $3.0 million, subject to adjustment upon completion of a Closing Date Balance Sheet within 90 days after the QMP Closing Date (which adjustment is not expected to be material). The liabilities assumed under the QMP Agreement included approximately $3.1 million of bank debt and approximately $2.7 million of accounts payable, capital leases and other operating liabilities. The financial terms of the transaction were determined by arms length negotiation based on QMP's financial position and results of operations for the year ended December 31, 1995 and the six months ended June 30, 1996. The assumed bank debt was immediately repaid from the proceeds of borrowings under ORC's existing secured credit facility ( the "Loan Facility") with Congress Financial Corporation ("Congress"), which Loan Facility was contemporaneously amended as described below. Acquisition costs, principally broker's commission and legal, accounting and other professional fees, are estimated to total approximately $0.5 million.

     QMP, located in Siler City, North Carolina is a custom injection molder serving customers in the housewares, office equipment, consumer products, transportation and construction industries in the southeastern United States. For the nine months ended September 30, 1996 (unaudited), QMP had net sales of $9.4 million, an operating loss of $0.1 million and a net loss of $0.3 million. For the year ended December 31, 1995, QMP had net sales of $16.5 million, operating profit of $0.7 million and net income of $0.7 million.

     Contemporaneously with the QMP Acquisition, ORC and Congress entered into Amendment No. 2 to the Loan Facility. The Loan Facility, as amended, provides for an increase in the overall maximum facility to $20.0 million, including an Overformula Loan (as defined in Amendment No. 2, through February 14, 1997) of up to $1.0 million and an additional term loan amount of $3.7 million. The Loan Facility terminates February 2, 1999. To facilitate the closing of the QMP Acquisition and Amendment No. 2 to the Loan Facility, Reunion and Charles E. Bradley, President and a Director of Reunion, guaranteed the $1.0 million Overformula Loan. On the QMP Closing Date, ORC borrowed approximately $4.1 million under the Loan Facility to fund the QMP Acquisition purchase price and the repayment of the bank debt assumed. The remaining $2.0 million of the bank debt repayment was funded by Reunion from its cash balances.

     Also on November 18, 1996, DPL Acquisition Corp. ("DPLAC"), a Delaware corporation and a wholly-owned subsidiary of ORC, completed the acquisition (the "DPL Acquisition") of 68% of the outstanding stock of Data Packaging Limited ("DPL"), a Bermuda corporation operating in Ireland, pursuant to a Stock Purchase Agreement (the "DPL Agreement") with a creditor of Texon Energy Corporation ("TEC") and its subsidiaries. The DPL stock had been pledged by such subsidiaries as collateral for debt obligations, and had been acquired by the creditor through foreclosure. Charles E. Bradley, President and a Director of Reunion, is also President and a Director of TEC and beneficial owner of approximately 14% of TEC's outstanding stock.

     The purchase price paid by DPLAC under the DPL Agreement was approximately $2.8 million, including a cash payment of $1.05 million and an unsecured note, with interest at 10% and payable in three installments through January 2000, for the remainder. The cash portion of the purchase price was funded by Reunion from its cash balances. DPLAC had previously, on October 21, 1996, acquired 27.5% of the outstanding stock of DPL from a third party. The remaining 4.5% of the outstanding stock of DPL is owned by Forbairt, an agency of the Irish government. The financial terms of the transactions were determined by arms length negotiation based on DPL's financial position and results of operations for its fiscal year ended April 30, 1996.

     DPL, located in Mullingar, Ireland, is a custom injection molder serving customers in the computer and business equipment industries, principally in Ireland. For the nine months ended September 30, 1996 (unaudited), DPL had net sales of $9.5 million, operating profit of $0.4 million and net income of $0.2 million. For its fiscal year ended April 30, 1996, DPL had net sales of $15.1 million, operating profit of $1.1 million and net income of $0.9 million.

     Management believes that the DPL Acquisition and the QMP Acquisition will further Reunion's strategy of increasing ORC's customer base and expanding its product offerings and service capabilities in the plastic products industries. Management currently intends to use the assets of DPL and of QMP in substantially the same manner as they were used prior to the merger, but intends to consider consolidation of facilities, joint purchasing and other cost reduction opportunities.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA INFORMATION AND EXHIBITS

a.  Financial Statements:

  (1)  Quality Molded Products, Inc.
       Independent Auditors' Report
       Balance Sheets, December 31, 1995 and 1994
       Statements of Income, Years Ended December 31, 1995 and 1994 Statements of Changes in Stockholder's Equity, Years Ended
           December 31, 1995 and 1994
       Statements of Cash Flows, Years Ended December 31, 1995 and 1994 Notes to Financial Statements

  (2)  Data Packaging Limited
       Independent Auditors' Report
       Consolidated Balance Sheets, April 28, 1996 and April 30, 1995 Consolidated Statements of Operations, Years Ended April 28, 1996 and
           April 30, 1995
       Consolidated Statements of Shareholders' Equity, Years Ended April 28,
           1996 and April 30, 1995
       Consolidated Statements of Cash Flows, Years Ended April 28, 1996 and
           April 30, 1995
       Notes to Financial Statements



b.     Pro Forma Financial Information:

       Unaudited Pro Forma Consolidated Condensed Balance Sheet,
           September 30, 1996
       Unaudited Pro Forma Consolidated Condensed Statement of Operations
           for the Year Ended December 31, 1995
       Unaudited Pro Forma Consolidated Condensed Statement of Operations
           for the Nine Months Ended September 30, 1996
       Notes to Unaudited Pro Forma Consolidated Condensed Financial Statements

c. Exhibits:

   The following exhibits are filed herewith in accordance with Item 601 of Regulation S-K:

Exhibit No.                  Exhibit Description
-----------                  --------------------

2.1 Asset Purchase Agreement between Oneida Rostone Corp., Quality Molded Products, Inc. and Don A. Owen, dated November 18, 1996

2.2 Stock Purchase Agreement dated as of October 17, 1996 among Frank J. Guzikowski, DPL Acquisition Corp., Reunion Industries, Inc., Data Packaging International, Inc. and DPL Holdings, Inc. (incorporated by reference to Exhibit 2.2 to Current Report on Form 8-K dated October 17, 1996)

10.1 Amendment No. 2 to Loan and Security Agreement dated November 18, 1996 modifying original Loan and Security Agreement dated February 2, 1996 between Congress Financial Corporation as Lender and Oneida Rostone Corp. and Oneida Molded Plastics, Corp. of North Carolina as Borrowers.

23.1                         Consent of Dixon, Odom & Co., L.L.P., Independent
                             Auditors

23.2                         Consent of Deloitte & Touche, Independent Auditors

99.1                         Press release of Reunion Industries, Inc. dated
                             November 19, 1996

                                   SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            REUNION INDUSTRIES, INC.



Dated:      December 3, 1996              By: /s/ Richard L. Evans
                                                -----------------------------
                                                Name: Richard L. Evans
                                                Title: Executive Vice President

                         QUALITY MOLDED PRODUCTS, INC.


                              FINANCIAL STATEMENTS


                           DECEMBER 31, 1995 AND 1994

QUALITY MOLDED PRODUCTS, INC.



TABLE OF CONTENTS


                                                     Page
                                                      No.
                                                    -------

INDEPENDENT AUDITORS' REPORT                           1

FINANCIAL STATEMENTS

   Balance Sheets                                      2

   Statements of Income                                3

   Statements of Changes in Stockholder's Equity       4

   Statements of Cash Flows                            5

   Notes to Financial Statements                       7


            [LETTERHEAD OF DIXON, ODOM & CO., L.L.P. APPEARS HERE]

                          INDEPENDENT AUDITORS' REPORT



To the Stockholder
Quality Molded Products, Inc.
Siler City, North Carolina


We have audited the accompanying balance sheets of Quality Molded Products, Inc. as of December 31, 1995 and 1994, and the related statements of income, changes in stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quality Molded Products, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


DIXON, ODOM & CO., L.L.P.
February 6, 1996

Greensboro, North Carolina

QUALITY MOLDED PRODUCTS, INC.
BALANCE SHEETS
December 31, 1995 and 1994




ASSETS                                               1995         1994
                                                  -----------  ----------
CURRENT ASSETS
  Accounts receivable - trade                     $ 1,313,964  $1,296,930
  Current portion of note receivable                       --      18,690
  Inventory                                         2,139,165   1,728,234
  Prepaid expenses                                     34,948      43,844
                                                  -----------  ----------
                TOTAL CURRENT ASSETS                3,488,077   3,087,698
                                                  -----------  ----------
PROPERTY AND EQUIPMENT
  Land and buildings                                1,970,282   1,708,485
  Machinery and equipment                           8,010,472   7,078,840
  Furniture and fixtures                              310,806     184,730
  Automotive equipment                                 86,113      88,413
                                                  -----------  ----------
                                                   10,377,673   9,060,468
  Less accumulated depreciation                     5,709,477   5,134,024
                                                  -----------  ----------
                                                    4,668,196   3,926,444
                                                  -----------  ----------
OTHER ASSETS
  Cash value of officer's life insurance               38,997      36,409
                                                  -----------  ----------
                                                  $ 8,195,270  $7,050,551
                                                  ===========  ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
  Checks written in excess of funds on deposit    $   113,095  $  207,693
  Note payable - bank                                 683,931     500,000
  Current portion of long-term debt                   591,803     225,403
  Current portion of obligations under
   capital leases                                      16,245      18,184
  Accounts payable - trade                          1,434,344     686,105
  Accounts payable - machinery                         54,715     285,154
  Accrued expenses                                    340,129     185,080
  Customer deposits                                    31,925      91,425
                                                  -----------  ----------
           TOTAL CURRENT LIABILITIES                3,266,187   2,199,044
                                                  -----------  ----------
LONG-TERM DEBT, less current portion                1,578,463   1,685,999
                                                  -----------  ----------
OBLIGATIONS UNDER CAPITAL LEASES, less
 current portion                                       13,648      29,893
                                                  -----------  ----------
STOCKHOLDER'S EQUITY
  Common stock, $1 par value, 100,000 shares
   authorized, 13,438 shares issued                    13,438      13,438
  Additional paid-in capital                          697,500     697,500
  Retained earnings                                 2,626,034   2,424,677
                                                  -----------  ----------
                                                    3,336,972   3,135,615
                                                  -----------  ----------
                                                  $ 8,195,270  $7,050,551
                                                  ===========  ==========


See accompanying notes.                                                   Page 2

QUALITY MOLDED PRODUCTS, INC.
STATEMENTS OF INCOME
Years Ended December 31, 1995 and 1994





                                              1995          1994
                                          ------------  ------------

NET SALES                                 $16,470,673   $12,435,748

COST OF SALES                              14,003,031    10,674,609
                                          -----------   -----------

                        GROSS PROFIT        2,467,642     1,761,139

SELLING, GENERAL, AND
 ADMINISTRATIVE EXPENSES                    1,766,056     1,370,885
                                          -----------   -----------

              INCOME FROM OPERATIONS          701,586       390,254
                                          -----------   -----------

OTHER INCOME (EXPENSE)
  Interest income                                 926         4,604
  Interest expense                           (274,296)     (188,737)
  Gain on disposal of property
   and equipment                               15,105         1,900
  Commission and management fee income        250,000       210,000
                                          -----------   -----------
                                               (8,265)       27,767
                                          -----------   -----------

                          NET INCOME      $   693,321   $   418,021
                                          ===========   ===========

See accompanying notes.                                                   Page 3

QUALITY MOLDED PRODUCTS, INC.
STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
Years Ended December 31, 1995 and 1994





                                      Additional
                             Common    Paid-in    Retained
                             Stock     Capital    Earnings       Total
                           ----------  --------  -----------  -----------

BALANCE,
 December 31, 1993            $13,438  $697,500  $2,296,038   $3,006,976

   Net income, 1994                --        --     418,021      418,021

   Dividends paid, 1994            --        --    (289,382)    (289,382)
                           ----------  --------  ----------   ----------

BALANCE,
 December 31, 1994             13,438   697,500   2,424,677    3,135,615

   Net income, 1995                --        --     693,321      693,321

   Dividends paid, 1995            --        --    (491,964)    (491,964)
                           ----------  --------  ----------   ----------

BALANCE,
 December 31, 1995            $13,438  $697,500  $2,626,034   $3,336,972
                           ==========  ========  ==========   ==========

See accompanying notes.                                                  Page 4

QUALITY MOLDED PRODUCTS, INC.
STATEMENTS OF CASH FLOWS
Years Ended December 31, 1995 and 1994





                                                         1995         1994
                                                     ------------  ----------

CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                           $  693,321    $418,021
 Adjustments to reconcile net income to net
  cash provided (used) by operating activities:
   Depreciation                                          577,753     523,116
   Loss on disposal of property
    and equipment                                             --      (1,900)
   Decrease (increase) in:
     Accounts receivable - trade                         (17,034)   (938,747)
     Accounts receivable - stockholder                        --     130,848
     Inventory                                          (410,931)   (423,939)
     Prepaid expenses                                      8,896     (22,271)
     Cash value of officers life insurance                (2,588)    (11,013)
   Increase (decrease) in:
     Checks written in excess of funds on deposit        (94,598)    207,693
     Accounts payable                                    748,239      48,687
     Accrued expenses                                    155,049     (66,202)
     Customer deposits                                   (59,500)     91,425
                                                     -----------    --------

            NET CASH PROVIDED (USED)
              BY OPERATING ACTIVITIES                  1,598,607     (44,282)
                                                      ----------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of property and equipment                  (1,549,944)   (424,388)
 Proceeds from disposition of property
  and equipment                                               --      17,700
 Collections on loan                                      18,690      28,913
                                                      ----------    --------

                    NET CASH USED BY
                  INVESTING ACTIVITIES                (1,531,254)   (377,775)
                                                     -----------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from note payable                              183,931     325,000
 Proceeds from issuance of long-term debt                551,956     322,520
 Repayments of long-term debt                           (293,092)   (263,551)
 Dividends paid                                         (491,964)   (289,382)
 Repayments of capital lease obligation                  (18,184)    (17,451)
                                                      ----------   ---------

            NET CASH PROVIDED (USED)
             BY FINANCING ACTIVITIES                     (67,353)     77,136
                                                     -----------    --------

See accompanying notes.                                                   Page 5

QUALITY MOLDED PRODUCTS, INC.
STATEMENTS OF CASH FLOWS (Continued)
Years Ended December 31, 1995 and 1994





                                              1995       1994
                                            --------  ----------

        INCREASE (DECREASE) IN CASH
               AND CASH EQUIVALENTS         $     --  $(344,921)

CASH AND CASH EQUIVALENTS
 AT BEGINNING OF YEAR                             --    344,921
                                            --------  ---------

          CASH AND CASH EQUIVALENTS
                     AT END OF YEAR         $     --  $      --
                                            ========  =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
  Cash paid during the year for interest    $262,165  $ 188,465
                                            ========  =========

SUPPLEMENTAL DISCLOSURE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES
 Refinancing of installment notes payable   $750,000  $      --
                                            ========  =========

See accompanying notes.                                                   Page 6

QUALITY MOLDED PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 1995 and 1994



NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
------------------

Quality Molded Products, Inc. is a manufacturer of molded plastic products. The company sells to manufacturers and distributors of consumer household products which have operating facilities in North Carolina and surrounding states.

Cash and Cash Equivalents
-------------------------

For purposes of reporting cash flows, the Company considers all money market funds and certificates of deposit to be cash equivalents.

Inventory
---------

Inventory is valued at the lower of cost (first-in, first-out basis) or market.

Property and Equipment
----------------------

Property and equipment is recorded at cost. Depreciation is computed on the straight-line method for financial reporting purposes over the following estimated useful lives of the assets.

                Buildings                  15 to  33 years
                Machinery and equipment     5 to  10 years
                Furniture and fixtures      5 to  10 years
                Automotive equipment        3 to   5 years

Maintenance, repairs, and minor renewals are charged to expenses as incurred, while the costs of significant betterments that extend the life of an asset are capitalized.

Income Taxes
------------

The Company has elected to be taxed under Subchapter S of the Internal Revenue Code. Under this election, the income or loss of the Company is required to be reported by the sole stockholder on his individual federal and state income tax returns. Accordingly, no provision has been made for federal or state income taxes.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

QUALITY MOLDED PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 1995 and 1994



NOTE B - INVENTORY

Inventory consists of the following components as of December 31, 1995 and 1994:

                          1995        1994
                       ----------  ----------
     Finished goods    $1,014,759  $  791,087
     Raw materials      1,100,282     907,811
     Supplies              24,124      29,336
                       ----------  ----------

                       $2,139,165  $1,728,234
                       ==========  ==========

NOTE C - NOTE PAYABLE - BANK

Under a loan agreement which expires on April 15, 1996, the Company has a line of credit from BB&T of up to $1,000,000. Advances under the line of credit carry interest at prime plus .25%. The line is collateralized by all equipment, receivables, and inventory and is guaranteed by the sole stockholder. The BB&T line of credit is renewable at the discretion of the bank. At December 31, 1995 and 1994, $683,931 and $500,000, respectively, was outstanding under this line of credit. The loan agreement requires, among other things, that the Company maintain certain financial conditions and ratios. At December 31, 1995, the Company was in compliance with these covenants or had obtained the necessary waivers for any noncompliance.


NOTE D - LONG-TERM DEBT

Long-term debt consists of the following at December 31, 1995 and 1994:

                                                                                 1995               1994
                                                                               --------          ----------
 BB&T
    Installment note, payable at $16,550 per month
     through July 2000, including interest at
     prime plus .85% with the remaining principal
     due August 2000, collateralized by machinery
     and equipment                                                             $721,659          $1,160,136

    Installment note, refinanced during 1995                                         --             452,517

    Installment note payable at $4,717 per month
     through September 1996, including interest at
     prime plus .85% with the remaining principal
     due October 1996, collateralized by machinery
     and equipment                                                              240,674             271,902

QUALITY MOLDED PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 1995 and 1994



NOTE D - LONG-TERM DEBT (Continued)

                                                                                     1995           1994
                                                                               ----------------  ----------
BB&T (Continued)
  Installment note payable at $12,608 per month
   through February 1998, including interest at
   prime plus 1%, with the remaining principal due
   March 1998, collateralized by machinery and
   equipment                                                                   $  212,694        $       --

  Installment note payable at $13,500 per month
   through July 2000, including interest at prime
   plus .75% with the remaining principal balance
   due August 2000, collateralized by machinery
   and equipment                                                                  978,764                --

  Installment note payable at $560 per month
   through May 1998 including interest at prime
   plus 1%, collateralized by automotive equipment                                 14,696            19,670

  Installment note payable at $490 per month
   through March 1996 including interest at prime
   plus 1%, collateralized by automotive equipment                                  1,779             7,177
                                                                               ----------        ----------

  TOTAL LONG-TERM DEBT                                                          2,170,266         1,911,402
 Less current portion                                                             591,803           225,403
                                                                               ----------        ----------
                                                                               $1,578,463        $1,685,999
                                                                               ==========        ==========

Future maturities of long-term debt as of December 31, 1995 are as follows:

                                    1997                                       $  310,223
                                    1998                                          253,849
                                    1999                                          275,844
                                    2000                                          738,547
                                                                               ----------
                                                                               $1,578,463
                                                                               ==========

The Company's sole stockholder is a guarantor of the $721,659, $240,674, $212,694, and $978,764 notes payable to BB&T and the Company is required to maintain certain financial conditions and ratios under the loan agreement. At December 31, 1995, the Company was in compliance with these covenants or had obtained the necessary waivers for any noncompliance.

The Company has an installment note payable in the amount of $240,674 with a balloon payment due October 1996. It is the intent of management to refinance the note before the due date, over a 3 to 5 year period.

QUALITY MOLDED PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 1995 and 1994



NOTE D - LONG-TERM DEBT (Continued)

At December 31, 1995, BB&T had committed to two installment notes payable for $730,000 and $85,000. The Company has borrowed $300,000 against the $730,000 note during 1995 of which $212,694 remained outstanding at December 31, 1995. The company has not borrowed against the $85,000 note as of December 31, 1995.


NOTE E - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of note payable - bank at December 31, 1995 approximates fair value because the interest rate fluctuates with the lending bank's prime rate.

Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of long-term debt is $2,170,266 at December 31, 1995.


NOTE F - CAPITAL LEASE OBLIGATIONS

The Company leases certain equipment with lease terms through December 1997. The obligations under capital leases have been recorded in the accompanying financial statements at the present value of the future minimum lease payments, discounted at interest rates from 9.54% to 14%. The assets held under the capital leases are included in property and equipment in the following classification:

                Machinery and equipment                                        $   52,892
                Furniture and fixtures                                             19,319
                                                                               ----------
                                                                                   72,211
                Less accumulated depreciation                                      30,188
                                                                               ----------

                TOTAL                                                          $   42,023
                                                                               ==========

Future minimum lease payments under the capital leases and the net present value of the future minimum lease payments are as follows:

                1996                                                           $   16,245
                1997                                                               13,648
                                                                               ----------
        Total future minimum lease payments                                        29,893
        Less amount representing interest                                           3,336
                                                                               ----------

        Present value of future minimum
         lease payments                                                            26,557
        Less current portion                                                       16,245
                                                                               ----------

                                                                               $   10,312
                                                                               ==========

QUALITY MOLDED PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 1995 and 1994



NOTE G - RELATED PARTY TRANSACTIONS

The Company received a commission of $250,000 in 1995 for assistance on the sale of assets of a company affiliated through common ownership and management. The Company received management fees totalling $210,000 in 1994 from the affiliated company for services performed by the Company.


NOTE H - MAJOR CUSTOMERS

Net sales to two unrelated customers were approximately 27% and 38% for the year ended December 31, 1995, and 51% and 18% for the year ended December 31, 1994 of total net sales, respectively.


NOTE I - PROFIT SHARING PLAN

The Company sponsors a profit sharing plan which covers substantially all employees. The Company matches employee contributions up to specified limits. Contributions to the plan totalled $34,014 in 1995 and $35,556 in 1994.


NOTE J - CONCENTRATIONS OF CREDIT RISK

The Company is engaged primarily in the manufacture and sale of molded plastic products. The Company performs ongoing credit evaluations of its customers and generally requires no collateral from its customers. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of industry concentrations of customers.

                             DATA PACKAGING, LTD.

                       CONSOLIDATED FINANCIAL STATEMENTS
                       AND INDEPENDENT AUDITORS' REPORT

             FOR THE YEARS ENDED APRIL 28, 1996 AND APRIL 30, 1995

                         INDEPENDENT AUDITORS' REPORT


To the Shareholders
of Data Packaging, Ltd.


We have audited the accompanying consolidated balance sheets of Data Packaging, Ltd. as of April 28, 1996 and April 30, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended April 28, 1996 and April 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Data Packaging, Ltd. as of April 28, 1996 and April 30, 1995, and the results of its operations and its cash flows for the periods then ended in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE

August 15, 1996
Hamilton, Bermuda

                             DATA PACKAGING, LTD.
                          CONSOLIDATED BALANCE SHEETS
                    as of April 28, 1996 and April 30, 1995

                                                     1996        1995

CURRENT ASSETS
 Cash and cash equivalents                        $   13,119  $        -
 Accounts receivable                               1,845,449   1,804,278
 Other receivables (Note 3)                          125,052     486,998
 Inventories (Note 4)                                665,984     615,543
 Prepaid expenses                                     97,558      47,050
                                                  ----------   ---------
   Total current assets                            2,747,162   2,953,869

PROPERTY, PLANT AND EQUIPMENT (Note 5)             4,140,300   3,976,264
                                                  ----------   ---------
TOTAL ASSETS                                      $6,887,462  $6,930,133
                                                  ==========   =========

CURRENT LIABILITIES
 Bank overdraft                                   $        -  $  150,219
 Accounts payable and accrued expenses             2,314,982   3,006,001
 Accrued payroll liability                           191,715     209,771
 Payable to affiliate (Note 6)                         8,352     112,014
 Current maturities on long-term debt (Note 7)       509,357     376,165
                                                  ----------   ---------
   Total current liabilities                       3,024,406   3,854,170

LONG-TERM DEBT (Note 7)                            1,552,913   1,310,137
ACCRUED PENSION COSTS (Note 14)                      234,056     298,616
DEFERRED CREDIT (Note 8)                             695,385     953,864
                                                  ----------   ---------
TOTAL LIABILITIES                                  5,506,760   6,416,787
                                                  ----------   ---------

COMMITMENTS AND CONTINGENCIES (Note 13)

                             DATA PACKAGING, LTD.
                     CONSOLIDATED BALANCE SHEETS (CONT'D)
                    as of April 28, 1996 and April 30, 1995

                                                                1996          1995

SHAREHOLDERS' EQUITY:
  Common shares
    Class A, $1 par value; authorized, issued and
     outstanding 1996 - 3,642; 1995 - 2,400                     3,642         2,400
    Class B, $1 par value; authorized, issued and
     outstanding 1996 - 9,600; 1995 - 9,600                     9,600         9,600
  Preferred shares $0.10 par value; authorized, issued
    and outstanding: 1996 - 933; 1995 - 933                        93            93
  Additional paid-in capital                                1,346,017     1,315,600
  Appropriated retained earnings (Note 9)                   1,967,906     1,967,906
  Unappropriated deficit                                   (1,978,719)   (2,857,537)
  Cumulative translation adjustments                           32,163        75,284
                                                         ------------    ----------
   Total shareholders' equity                               1,380,702       513,346
                                                         ------------    ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                $ 6,887,462   $ 6,930,133
                                                         ============    ==========

        See accompanying notes to the consolidated financial statements

                             DATA PACKAGING, LTD.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
             for the years ended April 28, 1996 and April 30, 1995


                                            1996          1995

Sales                                   $15,108,463   $11,837,628
Cost of sales                            12,301,720     9,793,439
                                        -----------    ----------
Gross profit                              2,806,743     2,044,189
                                        -----------    ----------
Expenses
 Depreciation                               767,617       686,832
 Grant amortization                        (221,649)     (162,838)
 Selling, general and administrative      1,169,026     1,077,923
                                        -----------    ----------
                                          1,714,994     1,601,917
                                        -----------    ----------
Income from operations                    1,091,749       442,272
Interest, net                              (184,206)     (236,116)
Foreign exchange (loss) gain                (28,725)        5,851
                                        -----------    ----------
Income before income taxes                  878,818       212,007
Income taxes (Note 10)                            -         8,787
                                        -----------    ----------
NET INCOME                              $   878,818   $   220,794
                                        ===========    ==========

        See accompanying notes to the consolidated financial statements

                             DATA PACKAGING, LTD.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
             for the years ended April 28, 1996 and April 30, 1995


                                                               1996          1995

Common shares                                              $    13,242   $    12,000
                                                            ----------    ----------
Preferred shares                                                    93            93
                                                            ----------    ----------
Additional paid-in capital                                   1,346,017     1,315,600
                                                            ----------    ----------
Unappropriated deficit, beginning of period                 (2,857,537)   (3,078,331)
Net income                                                     878,818       220,794
                                                            ----------    ----------
Unappropriated deficit, end of period                       (1,978,719)   (2,857,537)

Appropriated retained earnings (Note 9)                      1,967,906     1,967,906
                                                            ----------    ----------
Accumulated deficit                                            (10,813)     (889,631)
                                                            ----------    ----------
Cumulative translation adjustments, beginning of period         75,284        36,727
Adjustments during the period                                  (43,121)       38,557
                                                            ----------    ----------
Cumulative translation adjustments, end of period               32,163        75,284
                                                            ----------    ----------
                                                          $  1,380,702   $   513,346
                                                            ==========    ==========


        See accompanying notes to the consolidated financial statements

                             DATA PACKAGING, LTD.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             for the years ended April 28, 1996 and April 30, 1995


                                                                                   1996                               1995
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income                                                                  $  878,818                           $ 220,794
  Adjustments to reconcile net income
   to net cash (used in) provided by operating activities:
   Depreciation and amortization (net)                                           545,968                             523,994
   Gain on disposal of assets                                                     30,548)                            (42,471)
   Changes in assets and liabilities:
     Accounts receivable                                                        (117,605)                           (111,044)
     Other receivables                                                           350,492                              45,571
     Inventories                                                                 (77,411)                            123,771
     Prepaid expenses                                                            (53,717)                             (6,541)
     Accounts payable and accrued expenses                                      (582,363)                           (995,886)
     Accrued payroll liability                                                    (9,733)                           (379,569)
     Payable to affiliate                                                       (101,529)                             61,314
     Income tax payable                                                             -                                 (1,533)
     Accrued pension costs                                                       (53,666)                            285,169
                                                                                --------                           ---------
  Net cash provided by (used in) operating activities                            748,706                            (276,431)
                                                                                --------                           ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment                                    (1,132,176)                           (262,906)
Proceeds on disposal of assets                                                    57,509                              87,479
                                                                                --------                           ---------
Net cash used in investing activities                                         (1,074,667)                           (175,427)
                                                                                --------                           ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Additions to long-term debt                                                      456,279                             944,187
  Repayment of long-term debt                                                       -                               (725,105)
  Proceeds on issuance of shares                                                  31,659                                -
                                                                                --------                           ---------
  Net cash provided by financing activities                                      487,938                             219,082
                                                                                --------                           ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                            1,361                              (1,644)
                                                                                --------                           ---------
NET  INCREASE (DECREASE) IN CASH AND CASH                                        163,338                            (234,420)
  EQUIVALENTS
CASH AND CASH EQUIVALENTS , BEGINNING OF PERIOD                                 (150,219)                             84,201
                                                                                --------                           ---------
CASH AND CASH EQUIVALENTS (BANK OVERDRAFT),                                   $   13,119                          $ (150,219)
  END OF PERIOD                                                                 ========                           =========

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid                                                                 $  249,474                           $ 173,931
                                                                                --------                           ---------
Income taxes paid                                                             $     -                              $    -
                                                                                --------                           ---------

        See accompanying notes to the consolidated financial statements

                             DATA PACKAGING, LTD.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.      DESCRIPTION OF BUSINESS

        Data Packaging, Ltd. ("the Company") is incorporated under the laws of Bermuda. It is 68% owned by subsidiaries of Texon Energy Corporation, incorporated in the United States of America, 27.5% owned by Allied Irish Banks (Holdings & Investments Limited) and 4.5% owned by Forbairt, an agency of the Irish government.

        The Company manufactures precision injection moulded plastic products primarily for the computer hardware and business equipment industries. The Company's principal manufacturing facility is located in Ireland and the majority of its sales are made in Ireland.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Principles of Consolidation

        The consolidated financial statements include the accounts of Data Packaging, Ltd. and its wholly-owned subsidiary, Data Packaging (Ireland) Limited. All significant intercompany balances have been eliminated.

        Cash and cash equivalents

        For purposes of the statements of cash flows, the Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

        Inventories

        Inventories are stated at the lower of cost (determined on the first-in, first-out basis) and net realizable value. Cost is represented by material cost (inclusive of freight and duty) together with, where appropriate, direct labor and manufacturing overhead.

        Grants

        Capital grants have been received from the Irish Government Development Agency which provide grants towards the cost of new buildings and equipment. Capital grants have been recorded as follows:

        (a) Purchased assets - recorded as deferred credits on the balance sheet and amortized to income over the useful lives of the related assets.

        (b) Leased assets - grants have reduced the net present value of lease payments capitalized as leased machinery.


        Training and feasibility study grants are credited against the related expenses (principally training and travel expenses) as such costs are incurred.

                             DATA PACKAGING, LTD.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

        Capital lease obligations

        Leased assets are capitalized at an amount which represents the estimated net present value of future lease payments, after deduction of applicable capital grants, under the terms of various capital leases. Leased assets are amortized at the same rates used for depreciating owned assets.

        Depreciation

        The Company provides for depreciation and amortization at rates calculated to write-off the original cost of fixed assets, net of related grants, over their estimated useful lives on the straight-line basis as follows:

        Buildings                               15 to 40 years
        Moulding machinery and equipment         8 to 12 years
        Other machinery                          8 to 10 years
        Dies and moulds                          5 years
        Fixtures and fittings                    8 to 10 years
        Computer equipment                       5 years
        Motor vehicles                           5 years
        Small tools                              3 years

        A half-year's charge is made in the period in which new assets are commissioned.

        Sales

        Sales represent the value of goods shipped to customers, net of Value Added Tax, returns and discounts allowed.

        Translation of foreign currencies

        All amounts, unless otherwise designated, in the accompanying consolidated financial statements are denominated in U.S. dollars. Assets and liabilities of the foreign branches, whose local currency is the functional currency, are translated at exchange rates in effect at the balance sheet date. Revenues and expenses of these subsidiaries are translated at average exchange rates. Translation gains and losses are not included in the consolidated statement of operations, but are accumulated as a separate component of shareholders' equity. Gains and losses from foreign currency transactions are included in the consolidated statement of operations.

                             DATA PACKAGING, LTD.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

        Income taxes

        Irish Corporation Tax is calculated on the separate taxable profits of the Company and its subsidiary for the accounting period, net of allowances and reliefs available.

        Use of estimates

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Fiscal year

        The Company's fiscal year is the 52 or 53 weeks ending on the Sunday closest to April 30.

        Fair Value of Financial Instruments

        The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

                Cash and cash equivalents - The carrying amount
                reported in the balance sheet approximates   fair value

                Long term debt - The carrying amount reported in the balance sheet approximates fair value as the majority of the debt carries variable interest rates.

        Long Lived Assets and Impairment

        The Company adopted the provisions of Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of". The Company reviews long-lived assets for impairment whenever circumstances indicate that the carrying amount of the asset may not be recoverable and recognizes an impairment loss when the future cash flows expected to be generated by the asset are less than the carrying amount of the assets. The effect of adopting this standard was not material to the financial statements.

        Reclassifications

        Certain amounts in the 1995 consolidated financial statements have been reclassified to conform to the presentation for 1996.

                             DATA PACKAGING, LTD.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




3.      OTHER RECEIVABLES

        Other receivables at April 28, 1996 and April 30, 1995 consisted of the following:

                                                            1996      1995

Capital grants (branch-owned assets)                 $      -    $  314,570
Other                                                     52,293     60,501
VAT receivable                                            72,759    111,927
                                                      ----------  ---------
Total                                                $   125,052  $ 486,998
                                                      ==========  =========

4.      INVENTORIES

        Inventories at April 28, 1996 and April 30, 1995 consisted of the following:

                                                            1996      1995

 Raw materials                                       $   339,807 $  280,863
 Work-in-process/semi-finished                            73,685    122,151
 Finished goods                                          252,492    212,529
                                                      ----------  ---------
 Total                                               $   665,984 $  615,543
                                                      ==========  =========
5.      PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment at April 28, 1996 and April 30, 1995, consisted of the following:

                                                       April 28,  April 30,
                                                            1996      1995

   Land                                              $   117,360 $  117,360
   Buildings and improvements                          2,390,492  2,497,158
   Machinery and equipment                             9,501,905  9,133,963
                                                      ----------  ---------
   Total                                              12,009,757 11,748,481
   Less: accumulated depreciation                      7,869,457  7,772,217
                                                      ----------  ---------
   Property, plant and equipment - net               $ 4,140,300 $3,976,264
                                                      ==========  =========

                             DATA PACKAGING, LTD.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6.      PAYABLE TO AFFILIATE

        The amount payable to affiliate represents amounts due under a consulting contract with a subsidiary of Reunion Industries, Inc., an affiliated company (see Note 15). The contract calls for annual payments of $100,000.

7.      LONG-TERM DEBT

        Long-term debt at April 28, 1996 and April 30, 1995 consisted of the following:

                                                     1996         1995

Bank loans                                        $  978,155   $1,286,701
Loan from affiliate                                  250,000      250,000
Obligations under capital leases (see Note 12)       834,115      149,601
                                                   ---------    ---------
Total                                              2,062,270    1,686,302
Less: current maturities                            (509,357)    (376,165)
                                                   ---------    ---------
Total                                             $1,552,913   $1,310,137
                                                   =========    =========
Bank loans are comprised of:

  a. A term loan from ICC Bank plc of $637,387 (1995 - $654,261). This loan, which is scheduled for repayment in one installment not later than July 1997 is secured by the Company's premises in Ireland and all of the assets of the Company with the exception of certain accounts receivable, together with mortgages over certain of its machinery and a collateral chattel mortgage over the assets of Data Packaging (Ireland) Limited. The loan bears interest at 3.5% over the Dublin Inter Bank Offered Rate (DIBOR) (8.65% at April 28, 1996) and contains restrictive covenants prohibiting the payment of dividends to shareholders until the term loan is repaid in full. This loan has been periodically renewed since 1987, and management expects to be able to renew the loan at maturity, although such renewal can not be assured.

  b. Advances of $159,477 (1995 - $293,400) from ICC Bank plc under a Promissory Note Purchase Facility. These advances bear interest at the one month DIBOR rate plus 2.75% (7.92% at April 28, 1996) and are repayable in installments over the next two years, with the last repayment to be made no later than February 28, 1997. The advances are secured by an extension of the security referred to in (a) above.

                             DATA PACKAGING, LTD.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.      LONG-TERM DEBT (cont'd)

        c. A loan from AIB Capital Markets plc, an affiliated company, of $181,291 (1995 - $339,040). Loan payments are made monthly with the last payment to be made no later than January 31, 1997. This loan is interest bearing at approximately 8.88% per annum and secured by a mortgage debenture, subordinated to ICC, over the assets of the Company, including the facility in Ireland.

        d. A loan from an affiliate, Stanwich Oil & Gas Inc., in the original principal amount of $250,000. The loan was non-interest bearing until October 1, 1995 at which time interest was charged at 10% per annum. The Company's banks have agreed to permit principal repayments of $5,000 per month in any month that the Irish branch net income exceeds $23,452. After February 1, 1997, the permitted repayment is $15,000 per month in any month that the Irish branch net income exceeds $39,088. This loan is secured by the assets of the Company but subordinated to ICC Bank plc and pari passu with AIB Capital Markets plc agreeing to postpone its priority over Debtors in favour of Bank of Ireland Commercial Finance.

The aggregate principal payments on all long-term debt, excluding the loan from affiliate and capital lease obligations, for each of the next five years are as follows:

       Year ending:        1997           $ 340,768
                           1998             637,387
                                            -------
                                          $ 978,155
                                            =======

The Company also has available a line of credit facility provided by Bank of Ireland Commercial Finance Limited. The facility is limited to a maximum of $547,225, bears interest at the prime rate plus 4% and is secured by the Company's accounts receivable and an indemnity from Stanwich Partners Inc., an affiliated company. At April 28, 1996 and April 30, 1995, no amounts were drawn against this line of credit by the Company.

                             DATA PACKAGING, LTD.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.      DEFERRED CREDIT


                                   Land,
                                Buildings &                    Fixtures    Leased
                                Improvements     Machinery   & Fittings   Machinery   Total
                                     $              $            $            $         $
  GRANTS:
  At April 30, 1995                  466,001      476,949      10,914         -      953,864
   Amortized in period               (35,390)    (182,152)     (4,106)        -     (221,648)
   Disposals                               -       (3,316)          -         -       (3,316)
   Translation adjustment            (18,163)     (15,006)       (346)        -      (33,515)
                                  ----------     --------     -------     -------   --------
  At April 28, 1996                  412,448      276,475       6,462         -      695,385
                                  ----------     --------     -------     -------   --------

9.  SHAREHOLDER'S EQUITY

    Preferred stock

    The preferred shares are redeemable, participating and non-voting.

    Appropriated retained earnings

    By Resolution of the Directors dated January 24, 1989, Irish pounds 1,400,000 ($1,967,906) was transferred from retained earnings to a special non-distributable reserve account. This transfer was made to comply with certain Equity Equivalent requirements specified in grant agreements with the Industrial Development Authority. Under these requirements, any Equity Equivalent shortfall arising as a consequence of payment of preferred dividends to Data Packaging International, Inc. must be replaced, in due course, by an equal amount of alternative Equity Equivalent.

    Unappropriated retained earnings

    Under the terms of the agreements entered into upon the change of ownership during the period ended November 28, 1987, the holders of all common shares are entitled to an annual dividend, after April 24, 1992, subject to availability of sufficient accumulated distributable profits, of at least 30% of unappropriated earnings. As of April 28, 1996 and April 30, 1995 there were no dividends due under this agreement.

                             DATA PACKAGING, LTD.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10.     INCOME TAXES

        The Company is subject to an effective income tax rate of 10% on any profits arising from sales of goods manufactured in Ireland. Profits from other activities are taxable at 38% (1995 - 40%). No income tax expense arises on the trading results of either period due to the availability of loss carryforwards and capital allowances.

        The components of income tax expense for the years ended April 28, 1996 and April 30, 1995 are as follows:

                                                        1996            1995
        Corporation tax:
        Current period                               $     -           $   -
        Adjustments to previous period                     -              8,787
                                                        ------          -------
        Credit to earnings of the period             $     -           $  8,787
                                                        ======          =======


        A reconciliation between the Company's effective tax rate and the statutory income tax rate of 38% and 40% for the years ended April 28, 1996 and April 30, 1995 respectively, is as follows :



                                                        1996            1995

        Income tax expense at statutory rate                38%           40%
        Statutory manufacturers relief                    (28)%         (30)%
                                                        ------          -------
        Effective tax rate                                  10%           10%

        Utilization of net operating loss carryforwards   (10)%         (10)%
        Other, net                                                       (4)%
                                                        ------          -------
                                                           -             (4)%
                                                        ======          =======


        The temporary differences, capital allowances and net operating loss tax credits, which do not expire and aggregate $1,662,000 and $1,956,000 result in a deferred tax asset as of April 28, 1996 and April 30, 1995, respectively. However, a valuation allowance was set up to fully offset the tax benefit of these temporary differences and carryforwards because the Company may not generate sufficient taxable income to realize the tax benefit in the future. Therefore no net deferred income tax asset was recorded as of April 28, 1996 and April 30, 1995.

                             DATA PACKAGING, LTD.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11.     RELATED PARTIES

        The Company has entered into transactions with various related parties, including lease arrangements (See Note 12), consulting contracts (See
        Note 6) and long term debt agreements (See Note 7).

12.     LEASES

        The Company has entered into various operating lease agreements with AIB Capital Markets plc, an affiliated company.

        The future minimum lease payments for the next five years under leases, all of which are classified as capital leases, are as follows:

        Period ending:   1997                           $  234,059
                         1998                              226,313
                         1999                              215,555
                         2000                              196,316
                         2001                              140,014
                                                        ----------
        Total minimum lease payments                     1,012,257
        Less:
        Imputed interest                                  (178,142)
                                                        ----------
         Present value of net minimum lease payments    $  834,115
                                                        ==========

        Rental expense incurred under operating leases was $Nil and $4,310 for the years ended April 28, 1996 and April 30, 1995, respectively.

13.     CONTINGENCIES

        Capital Grants

        The capital grant agreements with the Industrial Development Authority of Ireland provide that grants received may have to be repaid in the event of failure to comply with certain conditions, including conditions relating to production, employment and investment levels. The repayment contingency is reduced by 10% per annum in each of the five years following the year of receipt of grant instalments and by a further 50% at the end of the next three-year period. The repayment contingency in relation to the above noted grants is estimated to be $579,252 (1995:
        $508,941).

                             DATA PACKAGING, LTD.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13.     CONTINGENCIES (cont'd)

        Capital Grants (cont'd)

        Property rental subsidy grants received may be repayable, in whole or in part, in the event of failure to comply with the conditions referred to above. As of April 28, 1996, the Company is in compliance with the conditions of the capital grant agreements.

        Concentration of risk

        A substantial portion of the Company's revenues are derived from the sale of products manufactured at the Company's sole manufacturing facility which is located in the Republic of Ireland. This manufacturing facility is subject to the normal hazards of any such facility that could result in damage to the facility. Any such damage or prolonged delay in the operations of this facility for repairs or other reason would have materially adverse effect on the Company's financial position and results of operations.

        Sales to three unrelated customers were approximately 33%, 23% and 13% of total sales for the year ended April 28, 1996 of which the 13% relates to a customer who has discontinued its operations in Ireland. The Company had two customers which represented approximately 53% and 13% of total accounts receivable as of April 28, 1996.

        Sales to three unrelated customers were approximately 29%, 20% and 15% of total sales for the year ended April 30, 1995. The Company had three customers which represented approximately 26%, 13% and 11% of total accounts receivable as of April 30, 1995.

14.     PENSIONS

        The branch operates a defined benefit pension plan for its salaried staff employees. Benefits are based largely on years of service and salary over the last three years of employment. A lump sum death benefit is also provided, which is a multiple of salary. Hourly-paid employees are included for a modest level of death benefit only. The cost of the plan is met entirely by contributions paid by the Company.

        The funding policy recommended by the actuaries is that the Company should contribute a level percentage of the salary roll every year, which is expected to provide the benefits promised, allowing for future salary increases.

        The assets of the plan consist entirely of units in a pooled fund operated by a life assurance company.

        The following information is disclosed in accordance with the requirements of Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions."

                             DATA PACKAGING, LTD.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14.     PENSIONS (cont'd)

        The net pension cost includes the following components:

                                                           1996       1995

        Service cost - benefits earned during period     $ 76,142   $ 80,848
        Interest cost on projected benefit obligation      35,648     51,671
        Actual gain on investment of plan assets          (57,850)    (5,053)
        Net amortization and deferral                       7,348    (46,292)
                                                         --------    -------
        Net periodic pension cost                        $ 61,288   $ 81,174
                                                         ========    =======

        The pension plan's funded status and amounts recognized in the consolidated balance sheets are as follows:


                                                           1996       1995

        Accumulated (and vested) benefit obligation      $336,465  $ 292,911
                                                          =======    =======

        Projected benefit obligation                     (506,730)  (465,528)
        Fair value of plan assets                         486,874    346,212
                                                          -------    -------

        Excess of projected benefit obligation
         over assets                                      (19,856)  (119,316)
        Unrecognized net loss (gain)                     (295,032)  (268,787)
        Unrecognized initial net obligation                80,832     89,487
                                                          -------    -------
        Accrued pension cost                            $ 234,056  $(298,616)
                                                          -------    -------

        The weighted-average discount rate and rate of increase in future salary levels used in determining the actuarial present value of the projected benefit obligation were 8% (1995: 8.5%) and 6% (1995: 6.5%), respectively. The expected long-term return on assets was 9%. The unrecognized net loss (gain), which exceeds 10% of the projected benefit obligation, will be amortized in the statement of operations over 10 years.

                             DATA PACKAGING, LTD.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


15.     SUBSEQUENT EVENTS

        In October 1996, a subsidiary of Reunion Industries, Inc. ("Reunion") acquired a 27.5% interest in the Company from Allied Irish Banks (Holdings & Investments Limited) for $700,000 in cash. In November 1996, the Reunion subsidiary acquired an additional 68% interest in the Company from a creditor of Texon Energy Corporation ("TEC") and its subsidiaries. The stock of the Company had been pledged by such subsidiaries as collateral for debt obligations, and had been acquired by the creditor through foreclosure. An individual who is President and a Director of Reunion is also President and a Director of TEC and beneficial owner of approximately 14% of TEC's stock. The purchase price paid to the creditor was $2,825,000, including a cash payment of $1,050,000 and a 10%, three year, unsecured note for the remainder.

        Subsequent to the balance sheet date, the Company contracted to extend its manufacturing facilities in the branch in Ireland. The contracted expenditure amounted to $1,015,700. An additional financing facility of $961,200 from ICC Bank was negotiated, secured on the Irish branch fixed assets.



                                     ******

                   REUNION INDUSTRIES, INC. AND SUBSIDIARIES
                  UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                             FINANCIAL STATEMENTS


     The accompanying unaudited pro forma consolidated condensed financial statements and related notes are presented in accordance with Securities and Exchange Commission (the "Commission") rules and regulations to show the pro forma effects of the acquisitions of (i) substantially all of the assets and business of Quality Molded Products, Inc. ("QMP") and (ii) 94.5% of the outstanding stock of Data Packaging Limited ("DPL") by the Registrant's wholly-owned subsidiary, Oneida Rostone Corp. ("ORC"). The purchase price in the QMP transaction was approximately $3.5 million, including a cash payment of $3.0 million and $0.5 million of acquisition costs. The Company also assumed approximately $5.8 million of debt and other liabilities of QMP. DPL was acquired in two transactions: 27.5% was acquired in October 1996 for a cash payment of $0.7 million, and 68% was acquired in November 1996 for a cash payment of $1.05 million and issuance of a $1.77 million 10% three year note. Acquisition costs for the DPL transactions were approximately $0.1 million.

     The unaudited pro forma consolidated condensed balance sheet is based on the assumption that the QMP and DPL acquisitions were both completed on September 30, 1996. The unaudited pro forma consolidated condensed statements of operations for the year ended December 31, 1995 and for the nine months ended September 30, 1996 are presented as if the QMP and DPL acquisitions had both occurred on January 1, 1995. The pro forma consolidated condensed statements of operations for these periods also include the pro forma effects of the Company's acquisitions of Oneida Molded Plastics Corp. ("Oneida") on September 14, 1995 and of Rostone Corporation ("Rostone") on February 2, 1996 and the sale of the Company's discontinued oil and gas operations on May 24, 1996 as previously reported.

     Pro forma data are based on assumptions and include adjustments as explained in the notes to the unaudited pro forma consolidated condensed financial statements. The pro forma data are not necessarily indicative of the financial results that would have occurred had the transactions been effective on January 1, 1995 and as of September 30, 1996, and should not be viewed as indicative of operations in future periods. The unaudited pro forma consolidated condensed financial statements should be read in conjunction with the accompanying notes and with the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and Quarterly Report on Form 10-Q for the nine months ended September 30, 1996 which have been previously filed with the Commission.

                           REUNION INDUSTRIES, INC.
           UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                              SEPTEMBER 30, 1996
                                (IN THOUSANDS)


                                       Reunion           QMP              DPL              Pro Forma
                                      Historical  (pre-acquisition) (pre-acquisition)     Adjustments        Pro Forma

                ASSETS
Current Assets
  Cash and Cash Equivalents             $ 5,145                                           $  4,656  (1)
                                                                                            (6,656) (2)
                                                                                            (1,050) (3)         $ 2,095
  Receivables                             7,640         1,611              1,850                                 11,101
  Inventories                             4,175         2,225                758                                  7,158
  Note Receivable-sale of oil & gas       2,200                                                                   2,200
  Other Current Assets                    1,972           136                520              (136) (4)           2,492
                                        -------      --------           --------          ---------           ---------
        Total Current Assets             21,132         3,972              3,128            (3,186)              25,046

Property, Plant and Equipment, Net       26,324         4,351              4,147               728  (4)          35,550
Goodwill                                  8,595                                              1,447  (5)          10,042
Other Assets                              3,794            53                                  100  (1)
                                                                                               (53) (4)           3,894
                                        -------      --------           --------          ---------           ---------
                                        $59,845       $ 8,376           $  7,275           ($  964)             $74,532
                                        =======      ========           ========          =========           =========

  LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
  Current Portion of Long Term Debt     $ 6,610       $ 2,291           $    393            $1,673  (1)
                                                                                            (2,275) (2)         $ 8,692
  Accounts Payable                        5,272         1,620              2,882                                  9,774
  Other Current Liabilities               5,152           121                  8               600  (6)           5,881
                                        -------      --------           --------          ---------           ---------
        Total Current Liabilities        17,034         4,032              3,283                (2)              24,347

Long-term Debt                            7,554         1,378              1,287             3,083  (1)
                                                                                            (1,376) (2)
                                                                                             1,775  (3)          13,701
Long-term Debt - Related Parties          1,145                              254                                  1,399
Other Liabilities                         2,296                              903                                  3,199
                                        -------      --------           --------          ---------           ---------
                Total Liabilities        28,029         5,410              5,727             3,480               42,646
                                        -------      --------           --------          ---------           ---------

Minority Interest                                                                               70  (7)              70
Shareholders' Equity
  Common Stock                               38            13                 12               (25) (7)              38
  Additional Paid-in Capital             29,242           698              1,351            (2,049) (7)          29,242
  Retained Earnings                       2,536         2,255                  9            (2,264) (7)           2,536
  Cumulative Translation Adjustment                                          176              (176) (7)               0
                                        -------      --------           --------          ---------           ---------
        Total Shareholders' Equity       31,816         2,966              1,548            (4,514)              31,816
                                        -------      --------           --------          ---------           ---------

                                        $59,845       $ 8,376            $ 7,275           ($  964)             $74,532
                                        =======      ========           ========          =========           =========





                           REUNION INDUSTRIES, INC.
      UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       Oneida           Rostone             QMP                 DPL
                                                       ------           -------        --------------      --------------
                                                    Eight and 1/2         Year              Year             Fiscal Year
                                                    Months Ended         Ended              Ended               Ended
                                        Reunion    Sept. 14, 1995    Dec. 31, 1995      Dec. 31, 1995      April 28, 1996
                                      Historical  (pre-acquistion)  (pre-acquistion)  (pre-acquistion)    (pre-acquistion)
Operating Revenue
  Plastic Products                      $10,855       $26,225            $28,310         $16,470              $15,108
                                        -------      --------           --------        --------            ---------
                                        $10,855        26,225             28,310          16,470               15,108
Operating Costs and Expenses
  Plastic Products - Cost of Sales        9,251        21,948             24,879          14,003               12,847
  Agriculture - Operating Costs             291
  Selling, General and Administrative     4,648         2,442              2,367           1,766                1,169
                                        --------     --------           ----------      ---------           ----------
                                         14,190        24,390             27,246          15,769               14,016

Operating Income (Loss)                  (3,335)        1,835              1,064             701                1,092

Other Income and (Expense)
  Interest Expense                         (508)         (627)            (1,363)           (274)                (184)

  Gain on Sale of Property                  169
  Other, Including Interest Income           93          (122)              (106)            266                  (29)
                                        --------     ---------          ----------      ---------           ----------
                                           (246)         (749)             (1,469)            (8)                (213)

Income (Loss) Before Taxes               (3,581)        1,086                (405)           693                  879

Provision for Income Taxes                               (420)                 (8)
                                        --------     ---------          ----------      ---------           ----------
Income (Loss)from Continuing Operations ($ 3,581)     $   666               ($413)       $   693              $   879
                                        =========    =========          ==========      =========           ==========
Earnings per Common and Common
  Equivalent Share                        ($0.93)
                                        =========
Weighted Average Number of
  Common and Common Equivalent shares      3,832
                                        =========

                                      Pro Forma
                                      Adjustments      Pro Forma
Operating Revenue
  Plastic Products                                      $96,968
                                        -------         --------
                                             0           96,968
Operating Costs and Expenses
  Plastic Products - Cost of Sales         (451) (a)     82,477
  Agriculture - Operating Costs                             291
  Selling, General and Administrative       595  (b)
                                           (209) (c)     12,778
                                        --------        ---------
                                            (65)         95,546

Operating Income (Loss)                      65           1,422

Other Income and (Expense)                  (95) (d)
  Interest Expense                          124  (e)
                                           (136) (f)
                                           (178) (g)      (3,241)
  Gain on Sale of Property                                   169
  Other, Including Interest Income          266  (b)
                                           (125) (h)
                                            289  (i)
                                           (250) (j)
                                           ( 40) (k)         242
                                        --------        ---------
                                           (145)          (2,830)

Income (Loss) Before Taxes                  (80)          (1,408)

Provision for Income Taxes                  340  (l)
                                            (32) (m)        (120)
                                        --------        ---------
Income (Loss) from Continuing
  Operations                             $   228         ($1,528)
                                        =========       =========
Earnings per Common and Common
  Equivalent Share                                        ($0.40)
                                                        =========
Weighted Average Number of
  Common and Common Equivalent shares                      3,832
                                                        =========

                           REUNION INDUSTRIES, INC.
      UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                      Rostone             QMP               DPL
                                                       Month          Nine Months       Nine Months
                                                       Ended             Ended              Ended
                                        Reunion    Jan. 31, 1996     Sept. 30, 1996    Sept. 30, 1996      Pro Forma
                                      Historical  (pre-acquistion)  (pre-acquistion)  (pre-acquistion)    Adjustments
Operating Revenue
  Plastic Products                      $42,285       $ 2,326            $ 9,435         $ 9,514
                                        -------      --------           --------        --------            ---------
                                         42,285         2,326              9,435           9,514                   0
Operating Costs and Expenses
  Plastic Products - Cost of Sales       35,245         2,039              8,368           8,238                   30  (a)
  Agriculture - Operating Costs             225
  Selling, General and Administrative     5,992           243              1,137             870                   94  (b)
                                                                                                                 (157) (c)
                                        --------     --------           ----------      ---------           ----------
                                         41,462         2,282              9,505           9,108                  (33)

Operating Income (Loss)                     823            44                (70)            406                   33

Other Income and (Expense)
  Interest Expense                        (1,746)        (151)              (200)           (142)                 196  (e)
                                                                                                                 (102) (f)
                                                                                                                 (133) (g)
  Other, Including Interest Income          301            20                  3             (44)                 (10) (k)
                                        --------     ---------          ----------      ---------           ----------
                                         (1,445)         (131)               (197)          (186)                 (49)

Income (Loss) Before Taxes                 (622)          (87)               (267)           220                  (16)

Provision for Income Taxes                  (65)           30                                 (1)                 (30) (l)
                                        --------     ---------          ----------      ---------           ----------
Income (Loss) from Continuing
  Operations                               ($687)        ($57)              ($267)          $219                 ($46)
                                        =========    =========          ==========      =========           ==========
Earnings per Common and Common
  Equivalent Share                        ($0.17)
                                        =========
Weighted Average Number of
  Common and Common Equivalent shares      3,855
                                        =========



                                                       Pro Forma
Operating Revenue
  Plastic Products                                       $63,560
                                                      -----------
                                                          63,560
Operating Costs and Expenses
  Plastic Products - Cost of Sales                        53,920
  Agriculture - Operating Costs                              225
  Selling, General and Administrative
                                                           8,179
                                                      -----------
                                                          62,324

Operating Income (Loss)                                    1,236

Other Income and (Expense)
  Interest Expense
                                                          (2,278)
                                                             270
  Other, Including Interest Income                    -----------
                                                          (2,008)

Income (Loss) Before Taxes                                  (772)

Provision for Income Taxes                                   (66)
                                                      -----------
Income (Loss) from Continuing
  Operations                                               ($838)
                                                      ===========
Earnings per Common and Common
  Equivalent Share                                        ($0.22)
                                                        =========
Weighted Average Number of
  Common and Common Equivalent shares                      3,855
                                                        =========

                  REUNION INDUSTRIES, INC. AND SUBSIDIARIES
                  NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                        CONDENSED FINANCIAL STATEMENTS


NOTE 1.  BASIS OF PRESENTATION

     The unaudited pro forma consolidated condensed balance sheet is based on the Company's unaudited balance sheet at September 30, 1996 and upon the adjustments described below. The unaudited pro forma consolidated condensed statements of operations for the year ended December 31, 1995 and for the nine months ended September 30, 1996 are based on the Company's audited financial statements for the year ended December 31, 1995 and unaudited financial statements for the nine months ended September 30, 1996; Oneida's unaudited (pre-acquisition) financial statements for the eight and one-half months ended September 14, 1995; Rostone's audited (pre-acquisition) financial statements for the year ended December 31, 1995 and unaudited (pre-acquisition) financial statements for the month ended January 31, 1996; QMP's audited (pre-acquisition) financial statements for the year ended December 31, 1995 and unaudited (pre-acquisition) financial statements for the nine months ended September 30, 1996; DPL's audited (pre-acquisition) financial statements for its fiscal year ended April 28, 1996 and unaudited (pre-acquisition) financial statements for the nine months ended September 30, 1996; and upon the adjustments described below.


NOTE 2.  PRO FORMA ADJUSTMENTS

     The unaudited pro forma consolidated condensed balance sheet reflects the following adjustments as though the QMP and DPL acquisitions had each occurred on September 30, 1996:

(1) To record incremental borrowings and debt issuance costs under ORC's credit facility

(2) To record payment of QMP purchase price ($3,005) and repayment of assumed QMP debt ($3,651)

(3) To record payment of cash portion of DPL purchase price ($1,050) and issuance of acquisition note ($1,775)

(4) To eliminate QMP assets not acquired and record allocation of QMP purchase price to property, plant and equipment

(5)  To record goodwill resulting from the DPL acquisition

(6)  To record estimated QMP and DPL acquisition costs

(7) To eliminate QMP's and DPL's stockholders' equity accounts at the acquisition dates

     The unaudited pro forma consolidated condensed statements of operations reflect the following adjustments as though the QMP and DPL acquisitions had each occurred on January 1, 1995:

(a) To record adjustments to depreciation and amortization expense resulting from the allocation of purchase price to fixed assets in connection with the Oneida, Rostone and QMP acquisitions.

(b) To reverse amortization of goodwill recorded in Oneida's pre-acquisition financial statements and record amortization of goodwill resulting from the Oneida, Rostone and DPL acquisitions on the straight-line method over a 15 year period.

(c) To eliminate executive compensation expense in QMP's pre-acquisition financial statements for positions being eliminated.

(d) To record incremental interest expense on related party debt resulting from an interest rate of 10% pursuant to the Oneida acquisition, compared to 7.5% historically, and from reclassification of intercompany interest and income tax liabilities.

(e) To reduce interest expense for related-party debt repaid with the proceeds of the disposition of the discontinued oil and gas operations.

(f) To record incremental interest expense for debt incurred in connection with QMP acquisition.

(g) To record incremental interest expense for debt incurred in connection with DPL acquisition.

(h) To eliminate interest income earned by Reunion for the pre-acquisition period resulting from the payment of the Oneida acquisition purchase price.

(i) To eliminate amortization recorded in Rostone's pre-acquisition financial statements related to a now-expired covenant not to compete.

(j) To eliminate management consulting income in QMP's pre-acquisition financial statements not expected to recur.

(k)  To recognize 4.5% minority interest in DPL earnings.

(l) To eliminate the federal income tax provision (benefit) on Oneida and Rostone due to the allocation of the Company's net operating losses carried forward.

(m)  To record state tax effect of QMP pro forma results.